EXHIBIT 99.1

DATE:	03/22/05

TO:	All Media

FROM:	Standard Management Corporation 10689 N. Pennsylvania Indianapolis, Indiana 46280
CONTACT:	Michael B. Berry
Investor Relations Phone: 317-574-2865

STANDARD MANAGEMENT SIGNS
NEW SECURED CONVERTIBLE TERM NOTE WITH LAURUS

(Indianapolis, Indiana) Standard Management Corporation (“Standard Management” or the “Company”) (NASDAQ: SMAN) today announced that it signed a new $4.75 million Secured Convertible Term Note due on or before March 21, 2008 (the “Note”). The proceeds will be primarily used to facilitate the continued expansion of our health services segment.

The Note was issued pursuant to a Securities Purchase Agreement entered into by the Company and Laurus Master Fund, Ltd., (“Laurus”) a private New York based institutional fund that specializes in providing financing to growing, small and micro-cap companies.

Ronald D. Hunter, Chairman, Standard Management Corporation stated, “We look forward to working with Laurus to provide financing in connection with future acquisitions in the institutional pharmacy industry. Such potential acquisitions would allow the Company to build to critical mass in terms of both customers served and human and technological capital.”

The terms of the Note, provide for a three year term with interest at a rate equal to the prime rate plus 2%, with a floor of 7.25%. Principal payments will amortize over a 30 month period. The interest rate may under specified circumstances be reduced, in the event that the trading price for the Company’s common stock increases above certain levels. Also, under certain circumstances the Company may make a monthly payment in shares of its common stock.

Laurus may convert the outstanding principal and unpaid interest due under the Note to shares of the Company’s common stock at a conversion price of $3.28 subject to certain limitations described in the Note. In addition, the Company has agreed to issue Laurus a warrant with a term of five years to purchase 532,511 shares of the Company’s common stock at an exercise price of $3.90 per share.

Standard Management is a financial holding company headquartered in Indianapolis, IN. Standard Life Insurance Company of Indiana is a wholly-owned subsidiary of Standard Management also headquartered in Indianapolis. Information about both companies can be obtained by calling the Investor Relations Department at 317-574-5221 or via the Internet at sman.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the proposed sale of Standard Life and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Standard Management’s management team and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

Among others, factors that could cause actual results to differ from those set forth in the forward looking statements include the ability of Standard Management to obtain regulatory and security holder approval of the proposed transaction. Additional factors that could cause Standard Management’s results to differ materially from those described in the forward looking statements are found in Standard Management’s public filings with the SEC and are available at the SEC’s website (www.sec.gov).